Exhibit 10.1

Augmedix, Inc.

NON-EXECUTIVE CHAIRMAN AGREEMENT

This Non-Executive Chairman Agreement (the “Agreement”) is entered into as of the date of the last signature below (the “Effective Date”), by and between Augmedix, Inc., a Delaware corporation (the “Company”), and Rod O’Reilly (“O’Reilly”). The Board of Directors (the “Board”) of the Company desires to have O’Reilly serve as the Non-Executive Chairman of the Board, and Mr. O’Reilly is willing to perform such services, on the terms described below. In consideration of the mutual promises contained herein, the parties agree as follows:

1. Activities. O’Reilly agrees to perform for the Company the services described in Exhibit A (the “Services”), and the Company agrees to pay O’Reilly the compensation described in Exhibit A for O’Reilly’s full and prompt performance of the Services.

2. Confidentiality.

A. Definition. “Confidential Information” means any non-public information that relates to the actual or anticipated business or research and development of the Company, technical data, trade secrets or know-how, including, but not limited to, research, product plans or other information regarding Company’s products or services and markets therefor, customer lists and customers (including, but not limited to, customers of the Company on whom O’Reilly called or with whom O’Reilly became acquainted during the term of this Agreement), software, developments, inventions, processes, formulas, technology, designs, drawing, engineering, hardware configuration information, marketing, finances or other business information. Confidential Information does not include information that (i) is known to O’Reilly at the time of disclosure to O’Reilly by the Company as evidenced by written records of O’Reilly, (ii) has become publicly known and made generally available through no wrongful act of O’Reilly or (iii) has been rightfully received by O’Reilly from a third party who is authorized to make such disclosure.

B. Nonuse and Nondisclosure. O’Reilly will not, during or subsequent to the term of this Agreement, (i) use the Confidential Information for any purpose whatsoever other than the performance of the Services on behalf of the Company or (ii) disclose the Confidential Information to any third party. O’Reilly agrees that all Confidential Information will remain the sole property of the Company. O’Reilly also agrees to take all reasonable precautions to prevent any unauthorized disclosure of such Confidential Information O’Reilly shall not use the name of the Company, its trademarks, service marks, logos, or the name of any employee or agent, for any press release, marketing, advertising, public relations or other purposes without the prior written consent of the Company.

C. Former Client Confidential Information. O’Reilly agrees that O’Reilly will not, during the term of this Agreement, improperly use or disclose any proprietary information or trade secrets of any former or current employer of O’Reilly or other person or entity with which O’Reilly has an agreement or duty to keep in confidence information acquired by O’Reilly, if any. O’Reilly also agrees that O’Reilly will not bring onto the Company’s premises any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity.

D. Third Party Confidential Information. O’Reilly recognizes that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. O’Reilly agrees that, during the term of this Agreement and thereafter, O’Reilly owes the Company and such third parties a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out the Services for the Company consistent with the Company’s agreement with such third party.

E. Return of Materials. Upon the termination of this Agreement, or upon Company’s earlier request, O’Reilly will deliver to the Company all of the Company’s property, including but not limited to all electronically stored information and passwords to access such property, or Confidential Information that O’Reilly may have in O’Reilly’s possession or control.

3. Conflicting Obligations. O’Reilly represents, warrants and covenants that to the best of his belief (i) O’Reilly has no outstanding agreement or obligation that is in conflict with any of the provisions of this Agreement or that would preclude O’Reilly from complying with the provisions of this Agreement and O’Reilly will not enter into any such conflicting agreement during the term of this Agreement, (ii) the Services will not infringe, violate or misappropriate the intellectual property or proprietary rights of any third party, and (iii) O’Reilly will perform all Services in compliance with all applicable laws and regulations. O’Reilly’s violation of this Section 3.A will be considered a material breach under Section 5.B. O’Reilly understands that the Company does not wish to receive or benefit from any information or ideas that the Company is not free to use and disclose in connection with its business. Accordingly, O’Reilly acknowledges and agrees that he will not provide to the Company any information or idea that is proprietary to O’Reilly or any third party (including any employer or organization with which O’Reilly may be affiliated). To the extent that O’Reilly does provide any information or idea to the Company, O’Reilly acknowledges and agrees that the Company may use and disclose such information in any manner.

4. Reports. O’Reilly also agrees that O’Reilly will, from time to time during the term of this Agreement or any extension thereof, keep the Board advised as to O’Reilly’s progress in performing the Services under this Agreement.

5. Term and Termination.

A. Term. The term of this Agreement will begin on the date of this Agreement and will continue until terminated as provided in Section 5.B.

B. Termination. Either party may terminate this Agreement upon giving the other party seven days’ prior written notice of such termination pursuant to Section 10.F of this Agreement.

C. Survival. Upon such termination, all rights and duties of the Company and O’Reilly toward each other shall cease except:

(1) The Company will pay, within 30 days after the effective date of termination, all amounts owing to O’Reilly for Services provided to the Company prior to the termination date and related expenses, if any, submitted in accordance with the Company’s policies and in accordance with the provisions of Section 1.A of this Agreement; and

(2) Section 2 (Confidentiality), Section 3 (Conflicting Obligations), Section 6 (Independent Contractor; Benefits), Section 7 (Indemnification), Section 9 (Arbitration and Equitable Relief), and Section 10 (Miscellaneous) will survive termination of this Agreement.

(3) All vested non-qualified stock options and RSUs issued to O’Reilly shall remain in full force and effect subject only to the Plan, the applicable stock option agreement or RSU agreement (as applicable), and Exhibit A to this Agreement.

6. Independent Contractor; Benefits.

A. Independent Contractor. It is the express intention of the Company and O’Reilly that O’Reilly perform the Services as an independent contractor to the Company. Nothing in this Agreement shall in any way be construed to constitute O’Reilly as an agent, employee or representative of the Company. Without limiting the generality of the foregoing, O’Reilly is not authorized to bind the Company to any liability or obligation or to represent that O’Reilly has any such authority. O’Reilly agrees to furnish (or reimburse the Company for) all tools and materials necessary to accomplish this Agreement and shall incur all expenses associated with performance, except as expressly provided in Exhibit A. O’Reilly acknowledges and agrees that O’Reilly is obligated to report as income all compensation received by O’Reilly pursuant to this Agreement. O’Reilly agrees to and acknowledges the obligation to pay all self-employment and other taxes on such income.

B. Benefits. The Company and O’Reilly agree that O’Reilly will receive no Company-sponsored benefits from the Company. If O’Reilly is reclassified by a state or federal agency or court as Company’s employee, O’Reilly will become a reclassified employee and will receive no benefits from the Company, except those mandated by state or federal law, even if by the terms of the Company’s benefit plans or programs of the Company in effect at the time of such reclassification, O’Reilly would otherwise be eligible for such benefits.

7. Indemnification. O’Reilly agrees to indemnify and hold harmless the Company and its directors, officers, agents, partners and employees from and against all taxes, losses, damages, liabilities, costs and expenses, including attorneys’ fees and other legal expenses, arising directly or indirectly from or in connection with (i) any negligent, reckless or intentionally wrongful act of O’Reilly , (ii) any breach by the O’Reilly of any of the covenants contained in this Agreement, (iii) any failure of O’Reilly to perform the Services in accordance with all applicable laws, rules and regulations, or (iv) any violation of a third party’s rights resulting in whole or in part from the Company’s use of the work product of O’Reilly under this Agreement. The Company also will enter into a standard director and officer indemnification agreement with O’Reilly.

8. Arbitration and Equitable Relief.

A. Arbitration. In consideration of O’Reilly’s rights under this Agreement, the Company’s promise to arbitrate disputes under this Agreement, and the receipt of compensation paid to O’Reilly by the Company, at present and in the future, THE COMPANY AND O’Reilly agree that any and all controversies, claims, or disputes with anyone (including the Company and any employee, officer, director, shareholder or benefit plan of the Company in its capacity as such or otherwise), whether brought on an individual, group, or class basis, arising out of, relating to, or resulting from O’Reilly’s performance of the Services under this Agreement or the termination of this Agreement, including any breach of this Agreement, shall be subject to binding arbitration under the Arbitration Rules set forth in California Code of Civil Procedure Section 1280 through 1294.2, including Section 1283.05 (the “Rules”) and pursuant to California law. Disputes which THE COMPANY AND O’Reilly agree to arbitrate, and thereby agrees to waive any right to a trial by jury, include any statutory claims under state or federal law, including, but not limited to, CLAIMS UNDER TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, THE AMERICANS WITH DISABILITIES ACT OF 1990, THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, THE OLDER WORKERS BENEFIT PROTECTION ACT, The Sarbanes-Oxley Act, the Worker Adjustment and Retraining Notification Act, THE CALIFORNIA FAIR EMPLOYMENT AND HOUSING ACT, THE FAMILY AND MEDICAL LEAVE ACT, THE CALIFORNIA FAMILY RIGHTS ACT, THE CALIFORNIA LABOR CODE, CLAIMS OF HARASSMENT, DISCRIMINATION and WRONGFUL TERMINATION AND ANY STATUTORY CLAIMS. O’Reilly further understands that this Agreement to arbitrate also applies to any disputes that the Company may have with O’Reilly.

B. Procedure. THE COMPANY AND O’Reilly agree that any arbitration will be administered by the American Arbitration Association (“AAA”), and that the neutral arbitrator will be selected in a manner consistent with AAA’s National Rules for the Resolution of Employment Disputes. THE COMPANY AND O’Reilly agree that the arbitrator shall have the power to decide any motions brought by any party to the arbitration, including motions for summary judgment and/or adjudication, motions to dismiss and demurrers, and motions for class certification, prior to any arbitration hearing. THE COMPANY AND O’Reilly also agree that the arbitrator shall have the power to award any remedies available under applicable law, and that the arbitrator shall award attorneys’ fees and costs to the prevailing party except as prohibited by law. THE COMPANY AND O’Reilly understand that the Company will pay for any administrative or hearing fees charged by the arbitrator or AAA, except that O’Reilly shall pay the first $125.00 of any filing fees associated with any arbitration O’Reilly initiates. THE COMPANY AND O’Reilly agree that the arbitrator shall administer and conduct any arbitration in a manner consistent with the Rules and that to the extent that the AAA’s National Rules for the Resolution of Employment Disputes conflict with the Rules, the Rules shall take precedence. O’Reilly agrees that the decision of the arbitrator shall be in writing.

C. Remedy. Except as provided by the Rules and this Agreement, arbitration shall be the sole, exclusive and final remedy for any dispute between the Company and O’Reilly. Accordingly, except as provided for by the Rules and this Agreement, neither the Company nor O’Reilly will be permitted to pursue court action regarding claims that are subject to arbitration. Notwithstanding, the arbitrator will not have the authority to disregard or refuse to enforce any lawful Company policy, and the arbitrator shall not order or require the Company to adopt a policy not otherwise required by law.

D. Availability of Injunctive Relief. O’Reilly agrees that EITHER THE COMPANY or O’Reilly may petition a court for provisional relief, including injunctive relief, as permitted by the Rules, including, but not limited to, where either THE COMPANY or O’Reilly alleges or claims a violation of this Agreement between O’Reilly and the Company or any other agreement regarding trade secrets, confidential information, nonsolicitation or Labor Code §2870. O’Reilly understands that any breach or threatened breach of such an agreement (INCLUDING THIS AGREEMENT) will cause irreparable injury and that money damages will not provide an adequate remedy therefor and both O’Reilly AND THE COMPANY hereby consent to the issuance of an injunction.

E. Administrative Relief. O’Reilly understands that this Agreement does not prohibit O’Reilly from pursuing an administrative claim with a local, state or federal administrative body such as the Department of Fair Employment and Housing, the Equal Employment Opportunity Commission or the workers’ compensation board. This Agreement does, however, preclude O’Reilly from pursuing court action regarding any such claim.

F. Voluntary Nature of Agreement. O’Reilly acknowledges and agrees that O’Reilly is executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else. O’Reilly further acknowledges and agrees that O’Reilly has carefully read this Agreement and that O’Reilly has asked any questions needed for O’Reilly to understand the terms, consequences and binding effect of this Agreement and fully understand it, including that O’Reilly is waiving HIS right to a jury trial. Finally, O’Reilly agrees that O’Reilly has been provided an opportunity to seek the advice of an attorney of HIS choice before signing this Agreement.

9. Miscellaneous.

A. Governing Law. This Agreement shall be governed by the laws of California without regard to California’s conflicts of law rules.

B. Assignability. Except as otherwise provided in this Agreement, O’Reilly may not sell, assign or delegate any rights or obligations under this Agreement. Company may freely assign and/or transfer this Agreement.

C. No Exclusivity. The parties expressly acknowledge that this Agreement does not create an exclusive relationship between the parties. The Company is free to engage others to perform services of the same or similar nature to those provided by O’Reilly, and O’Reilly shall be entitled to offer and provide similar services to others, solicit other clients and otherwise advertise the services offered by O’Reilly.

D. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior written and oral agreements between the parties regarding the subject matter of this Agreement.

E. Headings. Headings are used in this Agreement for reference only and shall not be considered when interpreting this Agreement.

F. Notices. Any notice or other communication required or permitted by this Agreement to be given to a party shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service, or mailed by U.S. or Canadian registered or certified mail (return receipt requested), to the party at the party’s address written below or at such other address as the party may have previously specified by like notice. If by mail, delivery shall be deemed effective three business days after mailing in accordance with this Section 9.F.

G. Attorneys’ Fees. In any court action at law or equity that is brought by one of the parties to this Agreement to enforce or interpret the provisions of this Agreement, the prevailing party will be entitled to reasonable attorneys’ fees, in addition to any other relief to which that party may be entitled.

H. Severability. If any provision of this Agreement is found to be illegal or unenforceable, the other provisions shall remain effective and enforceable to the greatest extent permitted by law.

(Signature Page Follows)

IN WITNESS WHEREOF, the parties hereto have executed this Non-Executive Chairman Agreement as of the Effective Date.

AUGMEDIX, Inc.

By:	/s/ Rod O’Reilly	By:	/s/ Manny Krakaris
Name:	Rod O’Reilly	Name:	Manny Krakaris
Date:		Title:	Chief Executive Officer
		Date:	2/28/2023

Address for notices:		Address for notices:

Augmedix, Inc.
Attention: CEO
1161 Mission Street, Suite L-100, San Francisco, CA 94103.

EXHIBIT A

SERVICES AND COMPENSATION

1. Services. The Services shall be to serve as the Non-Executive Chairman of the Board with the intention to significantly accelerate and achieve greater shareholder value. These services shall include, but shall not be limited to, the following:

(a) Assisting management in developing the Company’s strategy and business plan for presentation to and approval by the Board;

(b) Assisting management in developing and executing strategic initiatives for the Company;

(c) Assisting management in identifying and developing business opportunities for the Company; and

(d) Assisting management in identifying and developing strategic relationships for the Company.

It is expected that the Services will involve performing such Services at least one day per week, and there shall be no increase in compensation for additional time required to perform such Services in excess of one day per week nor shall there be a decrease in compensation if less than one day per week is spent performing the Services in any week or weeks.

2. Compensation. O’Reilly shall be compensated for his Services as follows:

(a) On the Effective Date, the Company shall grant O’Reilly non-qualified stock options to purchase 370,000 shares of the Company’s common stock, par value US$0.0001 per share, (the “Options”) pursuant to the Company’s 2020 Equity Incentive Plan, as amended from time to time (the “Plan”), at an exercise price determined in accordance with the Plan. The Options shall vest as follows: one-quarter of the Options shall vest on the one (1) year anniversary of the Effective Date, and the remainder shall vest subsequently in thirty-six (36) equal monthly installments, subject to O’Reilly’s continued service as Non-Executive Chairman of the Board on each applicable vesting date. The stock option agreement with respect to such Options shall provide for full acceleration of vesting upon a change of control of the Company and an 18-month post-termination exercise period. Should the provisions of this Section 2(a) be inconsistent with the Company’s Plan, these provisions shall prevail.

(b) Subject to O’Reilly’s continuous service as Non-Executive Chairman of the Board, on the date of each annual stockholder meeting of the Company (each such date, an “RSU Grant Date”), the Company shall grant O’Reilly restricted stock units pursuant to the Plan, with a grant date fair market value of US$100,000 (as determined in accordance with the Plan) (the “RSUs”). The RSUs shall vest in full on the one year anniversary of the applicable RSU Grant Date, subject to O’Reilly’s continued Non-Executive Chairman of the Board on the vesting date.

(c) The Company shall pay to O’Reilly an annual retainer for service on the Board and as a Non-Executive Chairman of the Board in the amount of US$125,000 per year. This retainer shall be paid to O’Reilly in equal, bi-weekly payments of US$4,808.

(d) All reasonable and necessary business expenses incurred by O’Reilly in the performance of the Chairman Services shall be promptly reimbursed by the Company in accordance with the Company’s standard expense reimbursement policies. The parties acknowledge and agree that all of O’Reilly’s air travel shall be in business class.

(e) The compensation in this Section 2 shall be in lieu of all other Board compensation. To the extent that any termination of services occurs mid-calendar year, said compensation shall be prorated for that calendar year.